Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:

Bob Bintliff, Precis, Inc.	Peter Seltzberg , Cameron Associates
Interim Chief Financial Officer	Vice President
Telephone: 972-343-6501	Telephone: 212-245-8800 x205
Email: bbintliff@precis-pcis.com	Email: Peter@cameronassoc.com

Precis, Inc. Announces Second Quarter 2004 Results

Investments in New Products and Markets Continue

GRAND PRAIRIE, TX, August 2, 2004—Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today financial results for the second quarter ended June 30, 2004.  The Company’s business focus has been to service the more than 43 million  uninsured in the United States.  Additionally, the Company is expanding its product offerings to address the demand of employers for lower group healthcare solutions and other benefits.

Revenues for the second quarter of 2004 were $9.4 million, a decrease of $1.6 million or 14.2% compared to $11.0 million during the comparable 2003 period.  Net earnings for the second quarter of 2004 were $0.3 million and $0.02 per fully diluted earnings per share, a decrease as compared to net earnings of $1.3 million and $0.11 per fully diluted earnings per share during the comparable 2003 period. As was expected, revenues and net earnings for the second quarter of 2004 continue to be impacted by the Company’s escrow-based-product changes to our healthcare product offering, as well as certain infrastructure and marketing costs associated with our newly created Care Financial and Care125 divisions.  Care Financial offers businesses and individuals health and life insurance products. Care125 offers flexible spending plans and healthcare reimbursement arrangements for employers. Additionally, earnings were adversely impacted by increased legal and regulatory costs.

The Company’s cash and cash equivalents as of June 30, 2004 were $10.1 million, a decrease of $0.9 million or 8.6% compared to the December 31, 2003 balances as the result of expending approximately $2 million in the acquisition of Access HealthSource, Inc., as described below. The growth in the Company’s cash-in-trust (medical escrow accounts) has continued throughout 2003 and the first six months of 2004 to $4.4 million.  Fully diluted net book value per share as of December 31, 2003 and June 30, 2004 was $2.82 and $2.89, respectively. Fully diluted net book value per share as of June 30, 2003 was $2.81.

During the second quarter of 2004, the Company completed the acquisition of Access HealthSource, Inc. (“Access”), allowing the Company to provide full service third-party administration services on a nationwide basis. The acquisition of Access was effective June 18, 2004, and brings together the national presence of Precis in the offering of healthcare savings benefits to individuals, employers and groups, with the 25-year history of Access in providing full service third-party administration services to approximately 40,000 employee lives in the El Paso, Texas metropolitan area.

The capital stock of Access was purchased for $3.4 million of which $1.4 million was paid with 488,486 shares of Precis common stock.  In addition, the Company agreed to a contingency payout provided the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Access exceed certain amounts during the period ending December 31, 2006. Precis management expects Access, which in 2003 had revenues of $6.2 million, to provide the Company with the infrastructure of a profitable, stand-alone operation and an experienced management team that will allow the Company to build a book of business on a national scale.  With the existing products of the Company, including affordable healthcare services through its Preferred Provider Organization and the Healthcare Reimbursement Arrangements and Medical

Dependent Flexible Spending Accounts offered by its Care125 division, Precis management expects to be able to more effectively compete in the larger corporate employer group market.

While the Company’s acquisition and assimilation of Access, formation of the Care125 and Care Financial businesses, implementation of the escrow system for Care Entrée and the investment in development of improved information management systems to support all of these products comes at a substantial cost, Precis management believes that these initiatives set the stage for future growth and improved profitability.

Judith Henkels, Chairman, CEO, and President commented on the results, “Our investments in our product enhancements and new product lines will continue to impact earnings for the remainder of 2004.  However, I am highly optimistic about 2005 given the recent customer activity.  We already have received tentative commitments from a number of large customers to roll out our Care125 FSA’s and HRA’s for their January 1, 2005 enrollments.  These customers include a major U.S. city, a number of municipal entities as well as large corporate accounts.  In addition, a large insurance company is allowing us to roll out the Care125 product to their agents, and a number of large insurance agencies are also sponsoring this product line.  We have also seen a significant increase in business and activity and a new level of excitement in our Care Financial division as over the past few months that bodes well for the future.   We are also in the process of quoting some employee groups for administration of their self-funded plans through our Access subsidiary and look forward to increased activity after our representatives receive extensive training on selling this line at our leadership conference to be held at the end of August.”

“Our long-term goal is to have a significant portion of our new revenues coming from the group market,” Ms. Henkels continued. “With the acquisition of Access and the start up of Care125 and Care Financial, we have positioned the company to achieve this goal over the course of the next few years.”

The Company also announced that it had engaged an interim Chief Financial Officer to fill that recently vacated position. Bob Bintliff has joined the Company and brings years of executive management experience, including ten years with the predecessor firm to PricewaterhouseCoopers, six of which were as a partner.

The conference call will commence on Monday, August 2, 2004, at 4:30 p.m. EST and you are invited to listen to Precis, Inc.’s Second Quarter 2004 Conference Call with Judith Henkels, Chairman, CEO, and President, and Bob Bintliff, Interim Chief Financial Officer.  The telephone number for the conference call is 1-888-396-2369 (domestic), passcode #19748460 and 1-617-847-8710 (international), or listen to the Web cast at www.fulldisclosure.com, www.streetevents.com, or www.precis-pcis.com.

If you are unable to participate, an audio digital replay of the call will be available from August 2, 2004, at 7:00 p.m. EST until August 9, 7:00 p.m. EST by dialing 1-888-286-8010 (domestic) or 617-801-6888 (international) using confirmation code #16597055.  A web archive will be available for 30 days at www.fulldisclosure.com or www.streetevents.com.

-more-

CONSOLIDATED STATEMENT OF OPERATIONS:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Product and service revenues	$9,403,212	$10,963,994	$19,349,343	$21,726,303

Operating expenses:
Cost of operations	3,286,918	3,407,147	6,588,035	6,571,932
Sales and marketing	2,813,330	4,069,180	6,011,277	8,283,434
General and administrative	2,701,267	1,495,075	5,030,548	3,091,886

Total operating expenses	8,801,515	8,971,402	17,629,860	17,947,252

Operating income	601,697	1,992,592	1,719,483	3,779,051

Other expenses:
Interest income and expense, net	21,489	44,927	50,495	73,908

Total other expenses	21,489	44,927	50,495	73,908

Earnings before income taxes	580,208	1,947,665	1,668,988	3,705,143
Provision for income taxes	292,327	681,285	775,185	1,252,003

Net Earnings	287,881	1,266,380	287,881	2,453,140

Net earnings applicable to common shareholders	$287,881	$1,266,380	$893,803	$2,453,140

Earnings per common share:
Basic	$0.02	$0.11	$0.08	$0.21
Diluted	$0.02	$0.11	$0.07	$0.21

Weighted average number of common shares outstanding:
Basic	11,873,397	11,861,365	11,868,431	11,849,927
Diluted	11,921,579	11,959,604	11,948,994	11,928,302

	For the Six Months Ended June 30,
	2004	2003
CASH FLOW INFORMATION:

Net cash provided by operating activities	$2,016,964	$4,386,880

Net cash used in investing activities	$(2,262,425)	$(438,093)

Net cash used in financing activities	$(707,253)	$(706,956)

BALANCE SHEET HIGHLIGHTS:

	As of June 30, 2004	As of December 31, 2003

Cash and cash equivalents	$10,135,206	$11,087,920
Working capital	$8,004,342	$8,818,823
Fixed assets	$3,004,052	$3,324,410
Goodwill	$22,873,310	$21,077,284
Total assets	$42,951,627	$40,813,664
Capital lease obligation, net of current portion	$79,403	$275,422
Net book value	$34,500,345	$33,602,104

-more-

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entree, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services. The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements. Access HealthSource (“Access”) provides full service third party administration services. For more information on Precis, its subsidiaries Care Entree, Foresight, Inc., Access, or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, www.accesshealthsource.com and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

# # #